JOINT OPERATING AGREEMENT

Lloyminster Area, Alberta Maidstone Area, Saskatchewan Lloydminster Area, Saskatchewan

THIS AGREEMENT made as of the 5th day of August, 2010. BETWEEN:

WESTERN PLAINS PETROLEUM LTD., a body corporate, with an office at the City of Lloydminster, in the Province of Alberta ("Western Plains")

- and -

ALBERTA STAR DEVELOPMENT CORP., a body corporate, with an office at the City of Vancouver, in the Province of British Columbia ("Alberta Star")

WHEREAS the Parties are the holders of certain interests in the Joint Lands; and

WHEREAS the Parties wish to provide for the exploration, development and operation of the Joint Lands as and from the Effective Date;

NOW THEREFORE, the Parties agree as follows: 1.

DEFINITIONS

In this agreement, including the premises, unless the context otherwise requires, the definitions contained in Clause 101 of the Operating Procedure shall apply. In addition to such definitions in the Operating Procedure, the following terms shall have the respective meanings assigned to them, namely:

(a) "Agreement" means this head agreement and includes all schedules hereto;

(b) "Assignment Procedure" means the 1993 CAPL Assignment Procedure which by this reference is adopted and entirely incorporated into this Agreement and will be deemed to apply as if it had been included as a separate schedule to this Agreement; and

(c) "Effective Date" means the 1st day of July, 2010; and

(d) "Joint Lands" means the lands described in Schedule "A"; and

(e) "Operating Procedure" means the 1990 CAPL Operating Procedure, as amended herein, together with the 1988 P.A.S.C. Accounting Procedure annexed thereto, both as completed and attached as Schedule "B"; and

(f) "Operator" means the Party appointed to the role under section 6 herein;

(g) "Parties" means Western Plains and Alberta Star and their successors and assigns;

(h) "Permitted Encumbrances" means the encumbrances described in Schedule "A"; and

(i) "Title Documents" means the document or documents more particularly described in Schedule "A" insofar as they relate to the Joint Lands and by virtue of which the Parties are entitled to drill for, win, take or remove petroleum substances from the Joint Lands, and all renewals or extensions thereof or further Title Documents issued pursuant thereto.

2.

SCHEDULES

All Schedules attached hereto are incorporated herein by reference as fully as though contained in the body hereof. The said Schedules are:

(a) Schedule "A" which sets forth and describes the Title Documents, the Joint Lands and the Permitted Encumbrances; and

(b) Schedule "B" which is the Operating Procedure electives and Accounting Procedure electives; and

3.

INTERPRETATION

(a) The headings of all clauses of this agreement are inserted for convenience of reference only and shall not be used in construing or interpreting any provisions of this agreement.

(b) Whenever the singular or masculine or neuter is used in the agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate and vice versa as the context or reference to the Parties may require.

(c) The terms of this agreement express and constitute the entire agreement among the Parties. No implied covenant or liability is created or shall arise by reason of this agreement or anything herein contained.

(d) This agreement supercedes and replaces all other agreements, documents, writings and verbal understandings between the Parties relating to the Joint Lands and the Title Documents.

(e) In the event of any conflict or inconsistency between the provisions of the main body of this agreement and those of the Operating Procedure, the provisions of the main body of this agreement shall prevail. If any term or condition of this agreement conflicts with a term or condition of any of the Title Documents, then the term or condition of the Title Documents shall prevail and this agreement shall be deemed to be amended accordingly.

(f) This agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and assignees.

exclusive jurisdiction with respect to any matters or thing arising or indirectly relative to this agreement shall be the courts of the Province of Alberta.

5. OPERATING PROCEDURE

As of the Effective Date, the Operating Procedure shall be deemed to have come into effect with respect to the Title Documents and the Joint Lands without any further execution by the Parties and shall thenceforth govern the relationship of the Parties in accordance with their respective Participating Interest with respect to all operations conducted in connection with the exploration, development, operation and maintenance of the Joint Lands for the production of petroleum substances.

6. OPERATOR

Western Plains is hereby appointed Operator under the Operating Procedure and agrees to assume the duties, obligations and rights of the Operator thereunder.

7. PARTICIPATING INTERESTS

Except as otherwise provided in this agreement, as and from the Effective Date, the Parties shall bear all costs, risks, and expenses paid or incurred under this agreement and shall own the Title Documents, the Joint Lands, the petroleum substances produced therefrom and any equipment pertaining thereto in accordance with the following respective undivided interests:

Western Plains

50%

Alberta Star

50%

("Participating Interests")

8. TITLE

No party warrants any better title to its Participating Interest in the Title Documents or the Joint Lands than that granted to it by the Title Documents. Each party covenants that it has complied with the terms of the Title Documents to the extent necessary to keep it in full force and effect, has good right, full power and authority to enter into this agreement and represents that it has not as of the Effective Date received any notice of default in respect thereof.

9. PERMITTED ENCUMBRANCES

Other than the Permitted Encumbrances, the Parties covenant with each other, insofar as each party's Participating Interest is concerned, that each party shall, except as otherwise provided, in the event its Participating Interest is now or hereafter shall be subject to an encumbrance, including but not restricted to an overriding royalty, created by such party (including the predecessor or successor in title to such party) be responsible for and pay for its sole account, all such encumbrances and hold the other Parties harmless from and against all claims, demands and causes of action relating thereto. The Permitted Encumbrances are setout and described in Schedule "A" attached hereto and are a joint obligation in proportion to the Participating Interests of the Parties hereto.

10. ASSIGNMENT PROCEDURE

The Assignment Procedure shall apply with respect to any assignment of an interest in this Agreement. Clause 2404 of the Operating Procedure is hereby deleted and shall not apply to recognition of Parties upon assignment of an interest in accordance with the terms contained herein.

11. INCENTIVES

Any credits or grants obtained from Her Majesty the Queen in the right of Canada or the Province of Alberta pursuant to any law, statute, regulation or cabinet order of the appropriate jurisdiction, on account solely of any operations conducted on the Joint Lands shall be shared by the Parties participating in such operation in proportion to the interests in which they participate in such operation.

12. GOODS AM) SERVICES TAX

(a) The parties authorize the Operator, and any successor assuming Operatorship, to make and file an election on each party's behalf under subsection 273(1) of the Excise Tax Act to allow the Operator to administer the Goods and Services Tax on behalf of them for any operation under this Agreement. Subject to subclause c) below, the Operator is also authorized to administer the Goods and Services Tax for any income or proceeds received by the Operator from its sale of a party's Working Interest share of production from the Joint Lands, where the Operator made that sale on behalf of that party. The parties each agree to be bound by those elections when made, for the duration of this Agreement, and confirm that any GST income or payments to be held by the Operator are deemed to be trust funds held for the benefit of the paying parties.

(b) For the purposes of subsection 273(1) of the Excise Tax Act, any production of petroleum substances from the Joint Lands which is marketed by the Operator on behalf of any party, whether subject to a separate agreement or not, will be deemed to be marketed by the Operator under this Agreement unless the Operator and that party otherwise agree.

(c) The election contained in subclause (a) above will not apply to any of the Working Interest share of production from the Joint Lands taken in kind by a party, but instead that party will be responsible for complete and timely payment of the Goods and Services Tax on that production, and will be liable to and indemnify the remaining parties from any losses, claims, costs or damages which may be brought against or suffered by the latter due to the failure of that first party to fulfil those obligations.

13. ENVIRONMENTAL LIABILITIES

(a) "Environmental Liabilities" means all liabilities, damages, losses, costs, expenses, penalties or fines or any material risk of any of those, relating to the Joint Lands in respect of the environment, whether or not caused by a breach of Regulations, and which result from operations conducted after the Effective Date on the Joint Lands or wells, and whether occurring as a one-time event or over a period of time, including, without limitation, liabilities relating to:

i)

the transportation, storage, use or disposal or toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

ii) the release, spill, escape or emission of toxic or hazardous substances;

iii) any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments;

iv) damages and losses suffered by third persons due to the occurrences in paragraphs (i), (ii) of this subclause (a);

v) any obligations imposed by the Regulations to protect the environment or to rectify environmental problems;

vi) and the costs to remedy any of the foregoing liabilities, damages, losses, costs, expenses, penalties or fines.

(b) Regardless of anything written in this Agreement, the provisions of Article IV and clause 2901 of the Operating Procedure will govern the liability of the parties for Environmental Liabilities.

(c) Subject to the exception in subclause 301(b) of the Operating Procedure for an event endangering life or property or an event which the Regulations require to be remedied where failure to remedy the same could result in the prosecution of the Operator under those Regulations, if in the reasonable opinion of Operator:

i) the estimated costs of remedying an Environmental Liability do not exceed $100,000, the Operator will immediately commence and diligently proceed to remedy that Incident; or

ii) the estimated costs of remedying an Environmental Liability exceed $100,000, then before commencing to remedy the Environmental Liability, the Operator will provide written notice to the remaining parties with sufficient detail for them to reasonably assess the nature of the Environmental Liability and the estimated costs to remedy it. Each party will be deemed to accept and approve those costs to remedy the Environmental Liability unless it provides written notice to the Operator and the other parties within seven (7) days of its receipt of that notice that it objects that the proposed remedial measures, in which case subclause iii) will apply.

iii) This clause will survive until six (6) years after all Wells and production facilities have been abandoned or decommissioned, the Joint Lands have been fully reclaimed and restored in accordance with Regulations and a final settlement of accounts has been made among parties, whichever event occurs last.

iv) The parties will attempt to resolve any dispute arising under paragraph 13 c) ii) above through consultation and negotiation in good faith. However, any party may terminate the negotiation at any time after reasonable notice to the other parties, in which case, the terminating party will refer the dispute to arbitration under the Arbitration Act of the Province of Alberta. It will be a term of any negotiated or arbitrated settlement that the parties will continue to be required to comply, at a minimum, with Regulations governing the Environmental Liability.

14. LIMITATIONS

The parties expressly agree that the two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, (Alberta) R.S.A. 2000, c. L-12, for any claim (as defined in that Act) brought under, or arising out of, the Agreement is 'extended to:

(a) For claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or

(b) For all other claims, four (4) years;

whether or not the claimant was aware of the material facts which gave rise to the claim.

15. CONFIDENTIAL INFORMATION

Notwithstanding Article XVIII of the Operating Procedure:

(a) All data and information acquired by the Parties from any operations pursuant to this agreement or supplied by one party to the others pursuant to this agreement shall be for the sole and exclusive use and benefit of the Parties unless the Parties agree to the dissemination of that information or data or unless a party is required to give that information or data to any government agency or commission or to any recognized association within the petroleum industry, of which it is a member, that engages in the exchange of that type of factual information or data.

(b) For greater certainty, upon the termination of this agreement, any relationship of a fiduciary nature among the Parties or any of them that may have been created with respect to any information or data as described above shall also terminate.

16. COVENANTS RUNNING WITH THE LAND

The terms, covenants and conditions of this agreement shall be covenants running with each transfer or assignment of the Title Documents and the Joint Lands.

17. COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement. No party shall be bound hereby until all have executed either one document or a Counterpait.

IN WITNESS WHEREOF the Parties have executed this agreement as of the year and date first above written.

Per•rrest, sident & CEO

Per: Tim Coupland, President & CEO

SCHEDULE "A"

Attached to and forming part of a Joint Operating Agreement dated August 5, 2010 between Alberta Star Development Corp. and Western Plains Petroleum Ltd.

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.:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	vv ha: 4.0% GOR to Baytex
.)e	Top Precambrian	Base of Mannville Group	Undetermined Crown	4.0% GOR to Baytex
re	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	4.0% GOR to Baytex
re	Top Precambrian	Base of Mannville Group	Undetermined Crown	4.0% GOR to Baytex

:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
re	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
nil	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
:e	Top Precambrian	Base of Mannville Group	Undetermined Crown	2.0% GOR to Baytex

re	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
as	Top Precambrian	Base of Mannville Group	Crown New	2% GOR to Baytex + WPP has 10% Convertible GOR all payout+APO-Opton to Convert to 50% WIO or 10% GOR
:e	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
:e	Top Precambrian	Base of Mannville Group	OtoYih 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
re	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex
m	Top Precambrian	Base of Mannville Group	Crown 3rd Tier with 2.5 SRC	2.0% GOR to Baytex

	Top Precambrian	Base of Mannville Group	Undetermined-Crown ,	2.0% GOR to Baytex

e	Top Precambrian	Base of Mannville Group	Crown Tier 4	No GOR
e	Top Precambrian	Base of Mannville Group	Crown Tier 4	No GOR's etc.

e	Top Precambrian	Base of Mannville Group	Crown New	Not drilled yet
e	Top Precambrian	Base of Mannville Group	Crown New	Not drilled yet

a	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% GOR TO D.YOUNG
a	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% GOR TO D.YOUNG
a	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% GOR TO D.YOUNG
a	Top Precambrian	Base of Mannville Group	FREEHOLD NEW	15.0% GOR TO D.YOUNG
			FREEHOLD NEW	15% GOR to Desilets (Neilburg area) Not Drilled Yet
			FREEHOLD NEW	15% GOR to Desilets (Nellburg area) Not Drilled Yet
			FREEHOLD NEW	15% GOR to Thorel/Grabig etc. Not Drilled Yet

	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	MUTINY 3% GOR
)	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	No GOR etc
:	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	No GOR etc
1	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	HARVEST 4% GOR VVCSB 7.83% GOR MIN/MAX 15% SPLIT TO North MountoIn/Lintus/Rorner, Turf & SMC
	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	HARVEST 4% GOR
	Top Precambrian	Base of Mannville Group	CROWN - LIGHT	5-15% MIN/MAX TO BOUNTY 1% GOR TO JULIE ATKINS
I	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
	Top Precambrian	Base of Mannville Group	CROWN - ULTRA	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
	Top Precambrian	Base of Mannville Group	CROWN- NON HEAVY	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND

SCHEDULE "B"

Attached to and forming part of a Joint Operating Agreement dated August 5, 2010 between Alberta Star Development Corp. and Western Plains Petroleum Ltd.

CAPL OPERATING PROCEDURE - 1990 Clause 311 - Insurance: Alternate AB x

Clause 604 - Marketing Fee: Alternate A x B

Clause 903 - Less than All Parties Participate: Alternate A

x B

Clause 1007(a)(iv) - Penalty Where Independent Well Results in Production:

Development Wells:

300%

Exploratory Wells:

500%

Clause 1010(a)(iv) - Exception to Clause 1007 Where Well Preserves Title:  180  days Clause 2202 — Addresses for Notices

Western Plains Petroleum Ltd. #202, 5004 — 18 Street

Lloydminster, AB T9V 1V4

Attention: Land Manager

Clause 2401 - Right to Assign, Sell or Dispose: Clause 2402 - Exceptions to Clause 2401: Clause 2404 - Recognition Upon Assignment:

Alberta Star Development Corp. 506-675 West Hastings Street Vancouver, BC V6B 1N2

Attention:

Land Manager

Alternate A

B

X

Subclauses 2402 (b), (c) and (d) are deleted in their entirety.

Replaced by Assignment Procedure

PASC ACCOUNTING PROCEDURE — 1988 (1991 Revised) Clause 105 - Operating Advances:10%

Clause 110 - Approvals: 2 or more Parties; sixty percent (60%) interest Clause 202(b) - Labour:

(1) shall

 I shall not x

(2) shall

 I shall not x

Clause 203(b) - Employee Benefits:

twenty five percent (25%)

Clause 217(a) - Warehouse Handling:

(1)

two decimal five percent (2.5%); five thousand dollars ($5,000)

(2)

five percent (5%)

Clause 302 - Overhead Rates:

(a)

For each Exploration Project:

(1) five percent (5%); fifty thousand dollars ($50,000)

(2) three percent (3%); one hundred thousand dollars ($100,000)

(3) one percent (1%)

(b)

For the Drilling of a well:

(1) three percent (3%); fifty thousand dollars ($50,000)

(2) two percent (2%); one hundred thousand dollars ($100,000)

(3) one percent (1%)

(c)

For each Construction:

(I)

five percent (5%); fifty thousand dollars ($50,000)

(2)

three percent (3%); one hundred thousand dollars ($100,000)

(3)

one percent (1%)

(d)

For Operations and Maintenance:

(1) n/a percent (%), and

(2) two hundred fifty dollars ($250)

(3) n/a dollars ($ n/a)

The Rates in Subclauses d(2) and d(3) will

 / will not  X  be adjusted Annually

Article IV — Pricing:

twenty five thousand dollars ($25,000)

Clause 501 — Periodic Inventory: 5 Year

Endnotes

(g) This agreement and the relationship between the Parties shall be construed and determined according to the laws of the Province of Alberta and the courts having

WESTERN PLAINS PETROLEUM LTD.

ALBERTA STAR DEVEL9FMENT

CORP.

Davis:7133106.5